                                                                   Exhibit 99(2)

CROP GROWERS CORPORATION SECURITIES LITIGATION
MEMORANDUM OF UNDERSTANDING


    This Memorandum of Understanding ("MOU") contains the principal terms of a settlement (the "Settlement") between JOHN HEMMINGSON, GARY A. BLACK and CROP GROWERS CORPORATION, and plaintiffs (on behalf of a class of purchasers of securities during the period February 13, 1995 and May 16, 1995, inclusive) in the In re CROP GROWERS CORPORATION SECURITIES LITIGATION, Master File No. CV-95-58-GF-PGH (the "Action"). This Memorandum of Understanding Settlement Agreement has been reached in principal as of February 28, 1997.

    1. Plaintiffs and Defendants (collectively, the "Parties") will cooperate in good faith to expeditiously prepare a stipulation of settlement embodying this MOU, and will jointly seek preliminary approval of the Settlement and approve of notice as soon as practicable but no later than March 31, 1997.

    2. Defendants will cause to be paid $2.5 million in settlement of all claims in the above Action into an escrow fund located in California and controlled by Milberg Weiss Bershad Hynes & Lerach LLP ("Milberg Weiss") (subject to Court oversight) by the later of (i) May 1 1997 or (ii) 10 days following preliminary approval of the Settlement by the Court.

    3. If the foregoing payment is deposited in the Milberg Weiss Bershad escrow account by the later of May 1, 1997 or 10 days following preliminary approval of the Court ("the date of the required deposit"), no interest shall accrue. If the full $2.5 million is not deposited by such date as set forth in
 PARA2, interest shall accrue at the rate of 9% beginning at such date. Plaintiffs may terminate the Settlement if the full $2.5 million is not deposited within 60 days from the date of the required deposit.

    4. In consideration of the payment set forth in paragraph 2, plaintiffs agree to dismiss with prejudice all claims in the Action, and to execute releases as to each of the Defendants as to all claims that were or could have been alleged in the Action.

    5. While retaining their right to deny liability, defendants will agree that, based upon the publicly available information at the time, the Action was filed in good faith and with an adequate basis in fact, was not frivolous, and is being settled voluntarily by Defendants after consultation with competent legal counsel. The releases between the parties will include releases of all counsel in the Action. The settling parties shall agree that the litigation was resolved in good faith following substantial discovery and arms-length bargaining, and is in the best interest of Crop Growers and its shareholders.

    6. The Settlement is conditional upon receiving final judicial approval of all settlement terms.

    7. The Settlement will not be conditioned upon the obtaining of or any judicial approval of any releases between or among the settling Defendants and/or any third parties. No such releases will be contained in the Stipulation of Settlement or referred to in the Final Judgement approving the settlement.

    8. Any attorney's fees and expenses awarded plaintiffs' counsel by the Court shall be paid to plaintiffs' counsel, out of the escrowed funds, immediately upon final award by the Court, notwithstanding the potential for appeal or appeal by any objector or any other person, or collateral attack on the Settlement or any part thereof, subject to plaintiffs' counsel's several obligation to make appropriate refunds or repayments to the Settlement Fund plus interest at the same rate as earned on the escrow account if, and when, as a result of any appeal and/or further proceedings on remand, or successful collateral attack, the fee award or expense reimbursement is reduced or the Settlement is overturned/set aside.

    9. The Settlement will be non-recapture, i.e., it is not a claims made settlement. Defendants will have no ability to get back any of the settlement monies. The settlement claims process will be administered by Gilardi & Co. and Defendants will have no involvement in reviewing or challenging claims. All fees and expenses incurred by Gilardi & Co. in the administration of the Settlement shall be paid out of the settlement fund.

    10. If shareholders representing 10% or more of the total outstanding shares that were purchased by class members during the class period request exclusion from the class (i.e., "opt-out"), then Defendants shall have the option of terminating this agreement within 7 business days following receipt of by counsel to Defendants written notification from Gilardi & Co. of the total number of requests for exclusion. If Defendants so terminate the settlement, all monies paid, and any other consideration tendered by Defendants pursuant to the settlement, shall be returned to Defendants within 10 days of such notice being sent to Milberg Weiss together with the actual interest thereon less the cost of notice to the class. If such funds are not returned within such 10 day period, interest will accrue thereon at 5% for the first thirty days and 9% for any time period thereafter until the date the money is returned to Defendants. These provisions shall apply whether or not a distribution of the case proceeds has already been made to plaintiffs' counsel.

    11. If the Settlement is terminated, or not judicially approved, the Settlement Fund, plus interest, less the cost of notice to the class, shall be returned to the respective payors of those funds.

    12.  This MOU may be executed in separate counterparts.

    AGREED TO ON THIS 28th DAY OF FEBRUARY, 1997.

DATED:  2-28-97    MILBERG WEISS BERSHAD
                        HYNES & LERACH LLP
                   PATRICK J. COUGHLIN
                   SALLIE A. BLACKMAN
                   JAMES I. JACONETTE

                   /s/  Patrick J. Coughlin
                        PATRICK J. COUGHLIN

                   600 West Broadway, Suite 1800
                   San Diego, CA 92101
                   Telephone:  619/231-1058

                   Lead Counsel for Plaintiffs

                   LEAPHART LAW FIRM
                   C. W. LEAPHART, JR.
                   1 N. Last Chance Gulch
                   Suite 6
                   Helena, MT  59601
                   Telephone:  406/442-4930

                   LAW OFFICES OF ALFRED G.
                        YATES, JR.
                   ALFRED G. YATES, JR.
                   519 Allegheny Building
                   429 Forbes Avenue
                   Pittsburgh, PA 15219
                   Telephone:  412/391-5164

                   Attorneys for Plaintiffs

DATED:  2-28-97    DORSEY & WHITNEY LLP
                   J DAVID JACKSON

                   /s/J David Jackson
                        J DAVID JACKSON

                   Pillsbury Center South
                   220 South Sixth Street
                   Minneapolis, MN 55402-1498
                   Telephone:  612/340-2600

                   Attorney for Defendants